CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2020, relating to the financial statements and financial highlights of Oakhurst Fixed Income Fund (formerly First Western Fixed Income Fund), Oakhurst Short Duration Bond Fund (formerly First Western Short Duration Bond Fund), and Oakhurst Short Duration High Yield Credit Fund (formerly First Western Short Duration High Yield Credit Fund), each a series of F/m Funds Trust (formerly First Western Funds Trust), for the year ended August 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

December 28, 2020